THE TAIWAN FUND, INC.

DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN

TERMS AND CONDITIONS

(as amended July 20, 2009)

1.        You, Computershare Trust Company, N.A., will act as Agent for me, and will open and account for me under the Dividend Reinvestment and Cash Purchase Plan in the same name as my present shares are registered, and put into effect for me the dividend reinvestment option of the Plan as of the first record date for a dividend or capital gain distribution, and the cash purchase option of the Plan as of the next appropriate date as provided in paragraph 5 below, after you receive the Authorization duly executed by me.

2.        Whenever The Taiwan Fund, Inc. (the “Fund”) declares an income dividend or capital gains distribution payable only in cash, you shall apply the amount of such dividend or distribution on my shares (less my pro rata share of brokerage commissions incurred with respect to your open-market purchases in connection with the reinvestment of such dividend or distribution) to the purchase on the open market of shares of the Fund’s common stock for my account. I will be charged a per share fee (currently $0.05) incurred with respect to the Agent’s open market purchases in connection with the reinvestment of dividend or capital gains distributions. Such purchases will be made on or shortly after the payment date for such dividend or distribution, and in no event more than 30 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities law. I understand that the Plan will not operate with respect to a dividend or distribution declared only in shares of the Fund’s common stock (including such a declaration that provides an option exercisable only at the time of the declaration to receive cash).

3.        If the Fund declares an income dividend or a capital gains distribution payable in common stock pursuant to the Plan or in cash at the option of the shareholders, I hereby elect to take such dividend or distribution entirely in additional shares of common stock of the Fund to be issued by the Fund, and you shall automatically receive such shares, including fractions, for my account. If the market price per share of the Fund’s common stock on the valuation date equals or exceeds the net asset value per share on the valuation date, the number of additional shares to be credited to my account shall be determined by dividing the dollar amount of the dividend or capital gains distribution payable on my shares by the greater of the following amounts per share of the Fund’s common stock on the valuation date: (a) the net asset value or (b) 95% of the market price. If the market price per share of the Fund’s common stock on the valuation date is less than the net asset value per share on the valuation date, the number of additional shares to be credited to my account shall be determined by dividing the dollar amount of the dividend or capital gains distribution by the market price per share on the valuation date. The valuation date will be the payment date for the dividend or, if such date is not a New York Stock Exchange trading day, then the next preceding New York Stock Exchange trading day.

4.        For all purposes of the Plan: (a) the market price of shares of the Fund’s common stock on a particular date shall be the mean between the highest and lowest sales prices on the New York Stock Exchange on that date or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such stock on such Exchange on such date; (b) net asset value per share of the Fund’s common stock on a particular date shall be as determined by or on behalf of the Fund; and (c) all dividends, distributions or other payments (whether made in cash or in shares) shall be made net of any applicable withholding tax.

5.        I understand that semi-annually I have the option of sending additional funds, in any amount from $100 to $3,000, for purchase on the open market of shares of the common stock of the Fund for my account. I may make voluntary cash payments by sending a check (in U.S. dollars and drawn on a U.S, Bank) made payable to “Computershare” along with a completed transaction form which is attached to each statement I receive. The Agent will not accept cash, traveler’s checks, money orders or third party checks. Voluntary payments will be invested on or shortly after the 15th of February and August, and in no event more than 35 days after such dates, except where temporary curtailment or suspension of purchases is necessary to comply with all applicable provisions of federal securities law. Funds received more than 35 days prior to the 15th of February or August will be returned uninvested. I may withdraw my entire voluntary cash payment by written notice received by you not less than two business days before the payment is to be invested. In the event that my check for a voluntary cash payment is returned unpaid for any reason, the Agent will consider the request for investment of such funds null and void, and shall immediately remove from my account those shares, if any, purchased upon the prior credit of such funds. The Agent shall thereupon be entitled to sell shares to satisfy any uncollected amount plus any applicable fees. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Agent shall be entitled to sell such additional shares from my account as may be necessary to satisfy the uncollected balance.

6.        Investments of voluntary cash payments and other open-market purchases provided for above may be made on any securities exchange where the Fund’s common stock is traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as you shall determine. In every case the price to me shall be the weighted average purchase price obtained by the Agent’s broker net of fees. My funds held by you uninvested will not bear interest, and it is understood that, in any event, you shall have no liability in connection with any inability to purchase shares within 30 days for days for dividends and/or distributions and within 35 days for voluntary payments after the initial date of such purchases as herein provided, or with the timing of any purchases effected. You shall have no responsibility as to the value of the common stock of the Fund acquired for my account. For purposes of cash investments you may commingle my funds with those of other shareholders of the Fund for whom you similarly act as Agent, and the average price (including brokerage commissions) of all shares purchased by you as Agent shall be the price per share allocable to me in connection therewith.

7.        You may hold my shares acquired pursuant to my Authorization, together with shares of other shareholders of the Fund acquired pursuant to similar authorizations, in non-certificated form in your name or that of your nominee. You will forward to me any proxy solicitation material and will vote any shares so held for me only in accordance with the proxy returned by me to the Fund. Upon my written request, you will deliver to me, without charge, a certificate or certificates for the full shares.

8.        You will confirm in writing, each trade for my account and each share deposit or share transfer promptly after the account activity occurs. My statement will show the number of shares held, the number of shares for which dividends are being reinvested, any cash received for purchase of shares, the price per share for any purchases or sales, and any applicable fees for each transaction charged to me. In the event the only activity in my account is the reinvestment of dividends, this activity will be confirmed in a statement on at least a quarterly basis. If the Fund pays an annual dividend and the only activity in my account for the calendar year is the reinvestment of such dividend, I will receive an annual statement. These statements are my continuing record of the cost basis of purchases and should be retained for income tax purposes. Although I may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Fund, no certificates for fractional shares will be issued. However, dividends and distributions on fractional shares will be credited to my account. In the event of termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Fund’s shares at the time of termination less the pro rata expense of any sale required to be make such an adjustment.

9.        Any stock dividends or split shares distributed by the Fund on shares held by you for me will be credited to my account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for me under the Plan will be added to other shares held by me in calculating the number of rights to be issued to me.

10.        The Agent’s transaction fees for handling capital gains distribution or income dividends will be paid by the Fund. I will be charged a transaction fee (currently $0.75 per investment) and a per share fee (currently $0.05) for each voluntary cash investment. Per share fees include any brokerage commissions the Agent is required to pay.

11.        I may withdraw from the Plan or terminate my account under the Plan by notifying you through the Internet, by telephone or in writing. Such withdrawal or termination will be effective immediately if notice is received by you prior to any dividend or distribution record date. In the event my notice of withdrawal or termination is after a record date for an account whose dividends are reinvested, the Agent, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on my behalf. In the event reinvestment is made, the Agent will process the withdrawal or termination as soon as practicable, but in no event later than five business days after the investment is completed. The Plan may be terminated by you or the Fund upon notice in writing mailed to me at least 30 days prior to any record date for the payment of any dividend or distribution of the Fund. Upon any withdrawal or termination you will cause a certificate or certificates for the appropriate number of whole shares held for me under the Plan and a check for any fractional share (valued at the market value of the shares at the time of withdrawal or termination) less any applicable fees. If I elect by notice to you through the Internet, by phone or in writing in advance of such termination to have you sell part or all of my shares and remit the proceeds to me, net of fees. You are authorized to deduct a transaction fee of $2.50 and to charge a per share fee of $0.15 for any request for withdrawal or termination. The per share fee includes any brokerage commissions the Agent is required to pay. If I decide to sell my shares, the Agent will process all sale instructions received no later than five business days after the date on which the order is received, assuming the relevant markets are open and sufficient market liquidity exists (and except where deferral is required under applicable federal or state laws or regulations). Such sale will be made through the Agent’s broker on the relevant market and the sale price will not be determined until such time as the broker completes the sale. In every case the price to me shall be the weighted average sale price obtained by the Agent’s broker net of fees for each aggregate order placed by me and executed by the broker. To maximize cost savings, the Agent will seek to sell shares in round lot transactions. For this purpose the Agent may combine my shares with those of other selling shareholders. Alternatively, I may request that the Agent move my whole shares to the Direct Registration System (“DRS”), which would allow me to maintain ownership of those whole shares in book-entry form on the records of the Fund. I will receive a check for the value of any fractional share interest held in the Plan, less any applicable fees, for selling those fractional shares.

12.        In order to protect against loss, theft or destruction, I may deposit shares registered in my own name and held in certificate form into my account. Certificates, along with a letter of instruction, should be sent to the Agent by registered or certified mail, with return receipt requested, or some other form of traceable mail and properly insured. I should not endorse my certificates. There are no fees for this service.

13.        The automatic reinvestment of distributions does not relieve me of any taxes which may be payable on distributions. I will receive tax information annually for my personal records and to help me prepare my federal income tax return. For further information as to tax consequences of participation in the Plan, I understand that I should consult with my own tax advisors.

14.        All correspondence concerning the Plan should be directed to Computershare Trust Company, N.A., the Agent for The Taiwan Fund, Inc., in writing at P.O. Box 43078, Providence, Rhode Island, 02940-3078, by telephone at 1-800-426-5523 or via the Internet at www.computershare.com/investor.

15.        These terms and conditions may be amended or supplemented by you or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to the Shareholders appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Agent, for my account, all dividends and distributions payable on common stock of the Fund held in my name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

15.        You shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith, or willful misconduct or that of your employees.

16.        These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts without regard for its conflict of law provisions.

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